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Sensata Technologies Holding N.V. Announces Amendments to Credit Agreement and Expansion of Term Loan Facility
ALMELO, Netherlands, December 9, 2013 -- Sensata Technologies B.V., an indirect, wholly-owned subsidiary of Sensata Technologies Holding N.V. ("Sensata") (NYSE: ST), Sensata Technologies Finance Company, LLC, and Sensata Technologies Intermediate Holding B.V. announced today that they will amend (the "Amendment") their Credit Agreement dated as of May 12, 2011, as amended on December 6, 2012 (the "Original Credit Agreement"). The Original Credit Agreement provides Sensata with a term loan facility and a revolving credit facility.
Pursuant to the Amendment, Sensata has agreed to a 25 bps reduction to applicable rates with respect to its term loan facility for both “base rate loans” and “eurodollar rate loans” and a 25 bps reduction to the “eurodollar rate” floor. Sensata has also agreed to an expansion of the term loan facility of $100 million, to a total of approximately $475 million outstanding. Sensata expects to use the additional funds from the expanded term loan facility for general corporate purposes. In addition, Sensata has agreed to an extension of the term loan facility maturity date until May 12, 2019 and certain other administrative changes to the Original Credit Agreement. The Amendment is expected to become effective on or about December 11, 2013.
Statements in this release which are not historical facts, such as those that may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would," and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the Amendment. Forward-looking statements reflect management's analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Sensata Technologies Holding N.V.
Sensata Technologies Holding N.V., a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls.